UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2015

PROTEA BIOSCIENCES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51474	20-2903252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

955 Hartman Run Road Morgantown, WV 26505
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	(304) 292-2226

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

On March 12, 2015, Protea Biosciences Group, Inc. (the “Company”) filed a Certificate of Amendment (the “Amendment”) to the Certificate of Designations, Preferences, Rights and Limitations (the “Certificate of Designations”) of its Series A Convertible Preferred Stock (the “Series A Preferred”) with the Secretary of State of the State of Delaware.

The Amendment clarified that for the purpose of calculating the number of shares of the Company’s common stock issuable in payment of dividends accrued on the Series A Preferred, the shares of common stock shall be valued at the specified conversion price of the Series A Preferred (initially $0.25 per share, subject to adjustment as provided in the Certificate of Designations).

The Amendment also changed the mandatory conversion date of the Series A Preferred Stock from February 17, 2015, to March 31, 2015. 3,606,525 shares of Series A Preferred Stock are currently outstanding.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 above is incorporated herein by reference in its entirety.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company submitted the Amendment to the holders of the Series A Preferred for their approval by written consent in lieu of a meeting. Holders of approximately 68.6% of the outstanding shares of Series A Preferred consented to the Amendment.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed with this Report:

Exhibit No.	Description
3.01	Certificate of Amendment to the Certificate of Designations of the Company’s Series A Convertible Preferred Stock

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 18, 2015	PROTEA BIOSCIENCES GROUP, INC.

	By:	/s/ Stephen Turner
Stephen Turner
Chief Executive Officer

3